Exhibit 10.28

Certain information has been excluded from this exhibit (indicated by “[***]”) because such information is both (i) not material and (ii) the type that the company treats as private or confidential.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

PATENT LICENSE AGREEMENT

This patent license agreement (“Agreement”) is by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”), and Viewpoint Molecular Targeting, Inc., doing business as Perspective Therapeutics, a Delaware corporation having a place of business at 2500 Crosspark Rd, Coralville, IA 52241 United States (“COMPANY”), each a “Party,” and collectively “Parties”.

WHEREAS, MAYO desires to make its intellectual property rights available for the development and commercialization of products, methods, and processes for public use and benefit;

WHEREAS, COMPANY represents itself as being knowledgeable in developing and commercializing radiopharmaceutical and related technologies; and

WHEREAS, MAYO is willing to grant and COMPANY is willing to accept a royalty-bearing license under such rights for the purpose of developing such technology.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Parties hereby agree as follows:

Article 1.00 – Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01       For MAYO, “Affiliate”: any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent Mayo Clinic. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than fifty percent (50%) of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Clinic. MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, Inc.; Mayo Clinic Hospital, Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Clinic Health System entities.

For COMPANY, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, COMPANY. For purposes of this definition, “control” means ownership of: (a) at least fifty percent (50%) or the maximum percentage, if less than fifty percent (50%), as allowed by applicable law, of the outstanding voting securities of such entity; or (b) at least fifty percent (50%) of the decision-making authority of such entity.

1.02       “Confidential Information”: all proprietary unpublished or nonpublic information or materials including, but not limited to, written, oral, or virtually presented information and such items as electronic media products, trade secrets, financial information, equipment, databases, and the like provided by one Party to the other under this Agreement, or which is observed by a Party while on the other Party’s premises. Confidential Information does not include any information or material that receiving party evidences is: (a) already known to the receiving Party at the time of disclosure (other than from the disclosing Party); (b) publicly known other than through acts or omissions of the receiving Party; (c) disclosed to the receiving Party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information.

1.03       “Effective Date”: December 22, 2023

1.04       “Field”: Pb-Cu modified PSMA for therapy and not imaging. For clarity, the Field includes any combination of lead (Pb) and copper (Cu) isotopes chelated to the PSMA targeting ligand for use in radiopharmaceutical therapy.

License Agreement	page 2 of 13

1.05       Intentionally Left Blank.

1.06       “Foreground Patent Rights”: patent applications, other than those included in Patent Rights, filed by the COMPANY or MAYO on inventions directly related to the Field and arising as a result of a Mayo Investigator providing the Know-How and for which a Mayo Investigator is a named inventor including any provisionals, any patent applications claiming priority thereto, including divisionals, continuations therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing. Mayo Investigator(s) must assign their rights in any inventions to MAYO. COMPANY shall not acquire any intellectual property rights directly from Mayo Investigator(s) under this Agreement.

1.07       [***]

1.08       [***]

1.09       [***]

1.10       “Know-How”: research and development information, written materials, unpatented inventions, trade secrets, know-how, and supportive information of a Mayo Investigator or Mayo Investigators in the Field, owned and controlled by MAYO as of the Effective Date, to the extent it is necessary for the development or manufacture of a Licensed Product [***].

1.11       “Licensed Product”: any product, process, or service: (a) the manufacture, use, sale, offer for sale or importation of which is covered by an issued claim of the Patent Rights; (b) the manufacture, use, sale, offer for sale or importation of which is covered by an issued claim of the Foreground Patent Rights; or (c) the development, manufacture, use, sale, offer for sale or importation of which incorporates, uses, was derived from, identified by, validated or developed in whole or in part using the Know-How.

1.12       “Mayo Investigator”: any or all of: [***].

1.13       “Mayo Rights and Information”: Patent Rights, Foreground Patent Rights, Know-How, and Mayo’s Confidential Information.

1.14       “Net Sales”: the amount invoiced by COMPANY or, in the case of a permitted sublicense, a Sublicensee for the transfer of a Licensed Product to a third party, less documented:

(a) normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;

(b) credits or allowances actually granted or made for rejection of or return of previously sold Licensed Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(c) governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(d) reasonable fees paid to wholesalers, distributors, selling agents, group purchasing organizations, Third Party payors, and managed care entities, in each case with respect to the Licensed Product;

(e) charges separately invoiced for freight, insurance, transportation, postage and handling;

(f) taxes, custom duties or other governmental charges (including any tax, such as a value added or similar tax or government charge, but excluding what is commonly known as income tax) levied on or measured by the billing amount for Licensed Products, as adjusted for rebates and refunds; and

(g) bad debts or provision for bad debts deductions actually written off during the applicable accounting period following the applicable accounting standards used by the Company.

License Agreement	page 3 of 13

Leasing, lending, consigning or any other activity by means of which a non-affiliated third party acquires the right to possess or use a Licensed Product shall be deemed a transfer for the purpose of determining Net Sales. Net Sales on Licensed Products transferred as part of a non-cash exchange shall be calculated at the then-current customary sales price invoiced to third parties or fair market value if there are no current invoices to third parties. If COMPANY transfers Licensed Products to an Affiliate, and the Affiliate retransfers the Licensed Products to third-party customers, then Net Sales shall be the price charged by the Affiliate to third-party customers, less documented allowable deductions. If such Affiliate does not retransfer the Licensed Product to third-party customers within one year, Net Sales shall be calculated to be the higher of:

(a)	the price charged by the COMPANY to the Affiliate, or

(b)	the average price charged by the COMPANY to third-party customers, or

(c)	in the absence of sales to third-party customers, the fair market price for the Licensed Products.

Net Sales accrues with the first of delivery or invoice. Licensed Products transferred to MAYO or its Affiliates are not considered for purposes of determining Net Sales or for calculating Earned Royalties.

1.15       “Patent Rights”: [***], and provisionals, any patent applications claiming priority thereto, including divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing.

1.16       “Regulatory Approvals”: with respect to a Licensed Product, means the approvals, registrations, licenses and permits of any Regulatory Authority in a country, including pricing and/or reimbursement approvals, that are necessary to be obtained to market and sell commercially such Licensed Product in that country. For the avoidance of doubt, any emergency use authorization issued by the FDA or other applicable Regulatory Authority shall be considered a Regulatory Approval.

1.17       “Regulatory Authority”: any federal, state, or local regulatory agency, department, bureau or other government entity, including without limitation the FDA, EMEA, or PMDA, which has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country.

1.18       “Sublicensee”: any third party or any Affiliate to whom COMPANY has conveyed rights or the forbearance of suit under the Patent Rights or Foreground Patent Rights.

1.19       “Sublicense Income”: consideration in any form received by COMPANY from each Sublicensee, excluding amount paid MAYO on Net Sales. Sublicense Income shall include all fees, payments, equity, research and development funding in excess of COMPANY’s reasonable and documented costs of performing such research and development, and any consideration received for an equity interest in, extension of credit to, or other investment in COMPANY, to the extent such consideration exceeds the fair market value as promptly determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties. Sublicense Income shall also include any option fees, option payments or option consideration in any form received by COMPANY from a third party for an option to the Mayo Rights and Information.

1.20       “Term”: begins on the Effective Date and ends, subject to Article 10 (Term and Termination), upon the later of (a) the expiration date of the last to expire of the Patent Rights or Foreground Patent Rights; or (b) the date of discontinuation of the sales of the Licensed Product as defined in 1.11 (c).

1.21       “Territory”: Worldwide.

1.22        [***]

1.23.       “Third Party”: any entity or individual that is not a Party or an Affiliate.

License Agreement	page 4 of 13

Article 2.00 - Grant of Rights

2.0l        GRANT. Subject to the terms and conditions of this Agreement, MAYO grants to COMPANY:

(a) an exclusive license with the right to sublicense, within the Field and Territory, under the Patent Rights to make, have made, use, offer for sale, sell, and import Licensed Products;

(b) an exclusive license with the right to sublicense, within the Field and Territory, under the Foreground Patent Rights to make, have made, use, offer for sale, sell, and import Licensed Products; and

(c) a nonexclusive license, without the right to sublicense, within the Field and Territory, to use the Know-How to develop, make, have made, use, offer for sale, sell, and import Licensed Products.

2.02        KNOW-HOW ACCESS. For a period of [***] following the Effective Date, MAYO will provide reasonable access to Mayo Investigator(s) to transfer Know-How, but in no event shall MAYO be required to provide any Know-How in tangible form if it does not exist in tangible form as of the Effective Date. The time Mayo Investigator(s) spend transferring the Know-How will be borne solely by MAYO and not the COMPANY.

2.03        RESERVATION OF RIGHTS. All rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights, Foreground Patent Rights, and Know-How including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); and (b) MAYO’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the Patent Rights, Foreground Patent Rights, and Know-How, in connection with the educational, research and clinical programs of MAYO (including Mayo Clinic Platform and MAYO’s reference laboratory), MAYO’s Affiliates (including Mayo Collaborative Services, Inc.) and the Mayo Clinic Care Network. COMPANY agrees to comply with the provisions of the Bayh-Dole Act, including promptly providing MAYO with the information requested to enable MAYO to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S.

2.04        NO OTHER RIGHTS GRANTED. This Agreement does not grant any right, title, or interest outside of the Field or Territory or any right, title, or interest in or to any tangible or intangible property right of MAYO or its Affiliates, including but not limited to any patent rights, know-how or material or any improvements thereon, that is not expressly stated in Section 2.01 (Grant). All such rights, titles, and interests are expressly reserved by MAYO and COMPANY agrees that in no event will this Agreement (i) exhaust any MAYO patent rights, or (ii) be construed as a sale, an assignment, or an implied license by MAYO or its Affiliates to COMPANY of any tangible or intangible property rights.

2.05        SUBLICENSES. Upon written approval from MAYO, COMPANY may grant sublicenses to Sublicensees. Any sublicense by COMPANY shall be to a Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as COMPANY herein, excluding financial terms and conditions, or such sublicense shall be null and void. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegatable or assignable without the prior written approval of MAYO or such further sublicensing, delegation or assignation shall be null and void. COMPANY will provide MAYO with an unredacted copy of each sublicense agreement promptly after execution. COMPANY is responsible for the performance of all Sublicensees as if such performance were carried out by COMPANY itself, including the payment of any royalties or other payments provided for hereunder triggered by such Sublicense, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts (such as in a fully paid-up license) to COMPANY or that such amounts be paid by the Sublicensee directly to MAYO. Each sublicense agreement shall name MAYO as a third party beneficiary and, unless MAYO has provided written consent, all rights of Sublicensees shall terminate when COMPANY’s rights terminate. COMPANY shall not grant any fully-paid up, royalty-free or exclusive sublicenses without MAYO’s prior written consent.

License Agreement	page 5 of 13

Article 3.00 – Up-Front and Royalties

3.01        UP-FRONT. Within [***] of the Effective Date, COMPANY will make a nonrefundable and noncreditable up-front cash payment to MAYO of ONE MILLION DOLLARS (US $1,000,000) for entering into this Agreement.

3.02        MILESTONE FEES. COMPANY will pay MAYO the following nonrefundable and noncreditable milestone fees for each Licensed Product developed by COMPANY upon every achievement of the following events:

	Event	Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]

[***]

3.03        EARNED ROYALTIES. COMPANY will make nonrefundable and noncreditable earned royalty payments (“Earned Royalties”) to MAYO of:

(i)	[***] of Net Sales of Licensed Products defined under subsection (a) of Section 1.11 (Licensed Product);

(ii)	[***] of Net Sales of Licensed Products defined under subsection (b) of Section 1.11 (Licensed Product); or

(iii)	[***] of Net Sales of Licensed Products defined under subsection (c) of Section 1.11 (Licensed Product).

The Earned Royalties are payable as described in Section 4.01 (Reports and Payment). No Earned Royalties are due MAYO on transfers to MAYO or MAYO Affiliates. If multiple Earned Royalty are due under any of the subsections (i), (ii), and (iii) above, the highest of the three Earned Royalties shall be paid.

3.04        PRIORITY REVIEW. If COMPANY receives an FDA priority review voucher or similar transferrable asset based on a submission relating to a Licensed Product and elects to sell or otherwise transfer such asset, COMPANY will share with MAYO forty percent (40%) of any consideration in any form received by COMPANY for such priority review voucher or similar asset within [***] of COMPANY’s receipt of such consideration.

3.05        TAXES. Each Party shall be responsible for (and remit as prescribed by the laws of any duly constituted taxing authority with jurisdiction) any sales, use, transaction privilege, gross receipts, cash collections, value added, excise, goods and services, transfer or similar taxes, duties, customs, tariffs, imposts or any surcharges or escheat requirements (collectively, “Taxes”) imposed upon such Party: (a) by reason of the performance by MAYO of its obligations under this Agreement, or the payment of any amounts by COMPANY to MAYO under this Agreement; (b) based on the rights granted herein; or (c) related to use, sale or importation of the Licensed Product. For jurisdictions where Taxes are imposed by statute upon COMPANY, without statutory provision for recovery from MAYO, COMPANY shall bear the Taxes in full and without reimbursement. For jurisdictions where Taxes are imposed by statute upon MAYO but collected or withheld by COMPANY, and if COMPANY does not collect or withhold such tax from MAYO and is subsequently audited by any tax authority, liability of MAYO will be limited to the tax assessment, with no reimbursement for penalty or interest charges. Any Taxes that COMPANY is required by law to withhold on remittance of the Earned Royalties or other payments under this Agreement shall be paid forthwith to MAYO in an amount which shall result in the net amount being received by MAYO being equal to the amount which would have been received by MAYO had no such deduction or withholding been made. If necessary, COMPANY will obtain, or assist MAYO in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to MAYO by treaty or otherwise.

3.06        U.S. CURRENCY. All payments to MAYO under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars. If conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by US Bank at the end of the last business day of the quarter in which the payment accrued.

3.07        OVERDUE PAYMENTS. If overdue, the payments due under this Agreement shall bear interest until payment at a rate of [***]. The interest payment shall be due from the day the original payment was due until the day that the payment was received by MAYO. MAYO shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following COMPANY’s such failure to pay. The acceptance of any payment, including such interest, shall not foreclose MAYO from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of COMPANY to make any payment when due.

3.08        SUBLICENSE INCOME ROYALTY. COMPANY will make nonrefundable and noncreditable payments to MAYO of [***] of Sublicense Income for Licensed Products defined under subsection (a) of Section 1.11 (Licensed Product) or [***] for Licensed Products defined under subsections (b) or (c) of Section 1.11 (Licensed Product). The Sublicense Income is payable as described in Section 4.01 (Reports and Payment).

License Agreement	page 6 of 13

Article 4.00 - Accounting and Reports

4.01        REPORTS AND PAYMENT. COMPANY will deliver to MAYO on or before the following dates: 15 February and 15 August, a written report setting forth a full accounting showing how any amounts due to MAYO for the preceding calendar half-year have been calculated as provided in this Agreement, including [***]an accounting of total Net Sales and Sublicense Income with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges and any payments due from Sublicensees. Each report will include product names, part numbers, and quantity sold for each country in which the Licensed Product was sold. Furthermore, the report will include [***] information about Licensed Products sold to MAYO or MAYO Affiliates, pursuant to Section 3.03 (Earned Royalties) If no Licensed Product transfers have occurred and no other amounts are due to MAYO, COMPANY will submit a report so stating. Each such report will be accompanied by the payment of all amounts due for such reporting period. All correspondence from COMPANY pursuant to this Section must include the following e-mail address: [***].

4.02        ACCOUNTING. COMPANY will, and shall require its Affiliates and Sublicensees to keep, throughout the Term, to keep complete, continuous, true and accurate books of accounts and records sufficient to support and verify the calculation of Net Sales, all royalties and any other amount believed due and payable to MAYO under this Agreement. Such books and records will be open at all reasonable times for inspection by a representative of MAYO for audit and verification of royalty statements or for compliance with other aspects of this Agreement. The MAYO representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to COMPANY. If such audit reveals an underpayment by COMPANY, COMPANY will within [***] pay the royalty due in excess of the royalty actually paid. If the audit reveals an underpayment by COMPANY of more than [***] of the amount due, COMPANY will pay interest on the royalty due in excess of the royalty actually paid at the highest rate then permitted by law. In the event of an underpayment of more than [***], COMPANY will pay all of MAYO’s costs in conducting the audit.

Article 5.00 - Diligence

5.01        DEVELOPMENT PLAN. COMPANY will make commercially reasonable efforts to bring Licensed Products to market in the Field and in the Territory. COMPANY has provided MAYO with a development plan that describes how COMPANY intends to bring Licensed Products to market, attached to this Agreement as Exhibit A, Development Plan, incorporated herein by reference.

5.02        DEVELOPMENT MILESTONES. In partial satisfaction of its obligations to bring Licensed Products to market, COMPANY will achieve the following commercial development milestones by the dates set forth below. COMPANY will promptly notify MAYO upon the achievement of each development milestone, identify whether COMPANY or a Sublicensee is responsible for the achievement of such milestone, and the actual date of such achievement.

Development Milestones
Milestone	Date
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]

5.03        DILIGENCE REPORTS. COMPANY will provide MAYO with annual reports within [***] of each anniversary of the Effective Date describing in detail: [***].

5.04        DELAY IN REACHING MILESTONES. If one of the development milestones set forth in Section 5.02 (Development Milestones) is not achieved by the corresponding date for such Development Milestones, COMPANY and MAYO shall meet to discuss, in good faith, an alternative Development Milestone or allow for a reasonable extension, so long as [***]. If MAYO and COMPANY are unable to timely agree on a mutual resolution after good faith efforts, MAYO and COMPANY will engage with their executive leadership in an attempt to resolve such matter.

License Agreement	page 7 of 13

Article 6.00 – Intellectual Property Management

6.01        CONTROL OF PATENT RIGHTS. MAYO will have the sole right to prepare, file, prosecute, maintain, abandon, or otherwise handle the Patent Rights and Know-How, at its sole discretion, at MAYO’s expense. MAYO will keep COMPANY informed of these activities by email as filings and office actions occur. MAYO will have no liability to COMPANY for any act or omission in the preparation, filing, prosecution, maintenance, abandonment, enforcement, defense, or other handling of the Patent Rights and Know-How.

6.02        CONTROL OF FOREGROUND PATENT RIGHTS. COMPANY will have the first right to prepare, file, prosecute, abandon, or otherwise handle the Foreground Patent Rights with prior advice and comment from MAYO. [***] shall pay all costs and expenses associated with the filing, prosecution, and maintenance of the Foreground Patent Rights, whether arising before or during the Term. If the COMPANY decides not to (i) file an application which would constitute Foreground Patent Rights; or (ii) prosecute or maintain an application or patent within the Foreground Patent Rights; or (iii) pursue claims suggested by MAYO, COMPANY shall inform MAYO of such decision at least [***] prior to the relevant deadline. MAYO shall have the right, but not the obligation, to (a) file an application which would constitute Foreground Patent Rights; (b) continue the prosecution or maintenance of an application or patent abandoned by COMPANY; or (c) file a patent application pursuing claims not pursued by COMPANY, [***] shall pay the cost of such activity, and any license to the COMPANY for such patent rights shall terminate. MAYO shall have sole control over the protection, defense, enforcement, maintenance, abandonment, and other handling of the Know-How. [***]. After the Effective Date, all correspondence from COMPANY pursuant to this Section must include the following e-mail address: [***].

6.03        ENFORCEMENT OF PATENT RIGHTS. [***] will have the sole right to take, or not to take, any measures deemed appropriate by [***], including the bringing or defending of suits, to prevent infringement of the Patent Rights. [***]

6.04        ENFORCEMENT OF FOREGROUND PATENT RIGHTS. If COMPANY becomes aware of a third-party infringement of any unexpired claim within the Foreground Patent Rights, COMPANY will promptly provide MAYO with written notice and provide MAYO a sample of the alleged infringing article. If MAYO agrees that the article infringes one or more claims of the Foreground Patent Rights, the Parties will confer to decide upon an appropriate course of action, if any, to take against the infringer in view of all of the circumstances then existing. MAYO shall not be required to join such action unless it has agreed to do so in writing prior to the commencement thereof, or unless deemed by a court of competent jurisdiction as a necessary party.

6.05        PATENT TERM EXTENSION FOR PATENT RIGHTS AND FOREGROUND PATENT RIGHTS. With respect to Patent Rights and Foreground Patent Rights, [***]. Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

6.06        PATENT MARKING. To the extent commercially feasible, COMPANY will mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent within the Patent Rights and Foreground Patent Rights that cover such Licensed Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.07        DEFENSE OF PATENT RIGHTS AND FOREGROUND PATENT RIGHTS. [***] will have the sole right with regards to Patent Rights, and the first right with regards to Foreground Patent Rights, but not the obligation, to take any measures deemed appropriate by [***], regarding (a) challenges to the Patent Rights or Foreground Patent Rights (including interferences, inter partes review, post grant review, cover business method, ex parte examination, or derivation proceedings in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and (b) defense of the Patent Rights or Foreground Patent Rights (including declaratory judgment actions). [***]

6.08        THIRD PARTY LITIGATION. If a third party institutes a suit against COMPANY for infringement of intellectual property involving a Licensed Product, COMPANY will promptly inform MAYO and keep MAYO regularly informed of the proceedings. [***]

Article 7.00 – Use of Name

7.01        USE OF NAME AND LOGO. Neither Party will use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of the other Party or its Affiliates, or any simulation, abbreviation or adaptation of the same, or the name of any employee or agent of the other Party, without that Party’s prior, written, express consent. A Party may withhold such consent in that Party’s absolute discretion. MAYO’s marks include, but are not limited to the terms [***]. With regard to the use of MAYO’s name, all requests for approval pursuant to this Section must be submitted to the [***], at the e-mail address: [***] at least [***] prior to the date on which a response is needed.

License Agreement	page 8 of 13

Article 8.00 - Confidentiality

8.01        TREATMENT OF CONFIDENTIAL INFORMATION. Except as provided for in Section 8.02 (Right to Disclose), neither Party will disclose, use or otherwise make available the other’s Confidential Information during the Term and for [***] thereafter and will use at least the same degree of care it employs to protect its own confidential information.

8.02        RIGHT TO DISCLOSE.

(a)

To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, COMPANY may disclose Confidential Information of MAYO to its Sublicensees, consultants and outside contractors on the condition that each such entity or person agrees to obligations of confidentiality and non-use at least as stringent as those herein.

(b)

To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, MAYO may disclose Confidential Information of COMPANY to its consultants and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those herein.

(c)

If a Party is required by law, regulation, or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing Party; and (ii) reasonably assists the disclosing Party to obtain a protective order or other remedy of disclosing Party’s election and at the disclosing Party’s expense, and only disclose the minimum amount necessary to satisfy such obligation.

8.03        CONFIDENTIALITY OF AGREEMENTS. Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the existence of this Agreement will not be Confidential Information and the Parties may state that COMPANY is licensed under the Patent Rights, Foreground Patent Rights, and Know-How.

Article 9.00 – Warranties, Representations, Disclaimers and Indemnification

9.01        REPRESENTATIONS AND WARRANTIES OF COMPANY. COMPANY warrants and represents to MAYO that:

(a)

it is experienced in the development, production, quality control, service, manufacture, marketing, and sales of products similar to the subject matter of the Mayo Rights and Information and it will [***] (b) it has independently evaluated the Mayo Rights and Information and their applicability or utility in COMPANY’s activities, as well as any applicable regulatory processes or proceedings, testing, and financial or performance projections, and is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation or estimations by MAYO, and [***];

(c)

it now maintains and will continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 9.05 (Indemnification and Insurance) and that such insurance coverage sufficiently covers the MAYO Indemnitees; and

(d)	it shall comply and require its Sublicensees to comply with all applicable international, national and state laws, ordinances and regulations in its performance under this Agreement.

9.02        Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a)

it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)

it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and

(c)

this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

License Agreement	page 9 of 13

9.03        MAYO Representations and Warranties. MAYO represents and warrants to Licensee that to Mayo Clinic Ventures’ knowledge as of the Effective Date of this Agreement:

(a)	Exhibit A attached hereto contains a true and complete list of the Patent Rights existing on the Effective Date;

(b)

MAYO (i) has the right to grant the licenses that it purports to grant in Article 2.01 (Grant) (including, without limitation, that MAYO has not entered into any undertaking that limits, nor is subjected to any constraints that limit, its rights or freedom to grant the licenses); and (ii) has not granted to any Third Party any license or other right with respect to Patent Rights, Foreground Patent Rights or Know-How that conflicts with the license and rights granted to COMPANY herein; and

(c)

MAYO has not received any written claims, nor is it a party to any judgments or settlements against or owed by MAYO (or any of its Affiliates) with respect to the Patent Rights or Know-How, and MAYO is not a party to any legal action, suit or proceeding relating to the Patent Rights or Know-How, nor has MAYO received any written communication from any Third Party, including, without limitation, any regulatory authority or other government agency, threatening such action, suit or proceeding with respects to the Patent Rights.

9.04        DISCLAIMERS.

(a)         MAYO HAS NOT MADE AND DOES NOT MAKE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY OR ANY OTHER CHARACTERISTIC OF THE MAYO RIGHTS AND INFORMATION.

(b)         MAYO RIGHTS AND INFORMATION ARE PROVIDED “AS IS,” “WITH ALL FAULTS” AND “WITH ALL DEFECTS,” AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE MAYO RIGHTS AND INFORMATION. MAYO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, (i) WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE MAYO RIGHTS AND INFORMATION; (ii) THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION; OR (iii) THAT THE USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCT WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. MAYO FURTHER MAKES NO REPRESENTATION OR WARRANTY TO COMPANY AS TO ANY FUTURE REGULATORY PROCESSES OR PROCEEDINGS, TESTING, OR FINANCIAL OR PERFORMANCE PROJECTIONS DELIVERED TO OR MADE AVAILABLE TO COMPANY. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR MAYO TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE MAYO RIGHTS AND INFORMATION.

(c)         COMPANY AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF THE USE OR PRACTICE BY COMPANY, SUBLICENSEE OR A THIRD PARTY OF ANY RIGHTS GRANTED HEREUNDER, OR PERFORMANCE MADE BY COMPANY UNDER THIS AGREEMENT, UNLESS SUCH LOSS OR DAMAGE IS DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF MAYO. [***].

9.05        INDEMNIFICATION AND INSURANCE.

(a)         COMPANY will defend, indemnify and hold harmless MAYO, MAYO’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“MAYO Indemnitees”) from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (i) the practice or exercise of any rights granted hereunder by or on behalf of COMPANY or any Sublicensee; (ii) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; and (iii) any act or omission of COMPANY or any Sublicensee hereunder, including the negligence or willful misconduct thereof or breach of the Legal Compliance Obligation in Section 11.05 (Anti-Corruption Compliance). [***]

(b)         The Parties agree that [***].

(c)         COMPANY will continuously carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by COMPANY hereunder during the Term and after, such amount being [***]. In addition, such policy will name MAYO and its Affiliates as additional-named insureds. The minimum limits of any insurance coverage required herein shall not limit COMPANY’s liability.

(d)         COMPANY expressly waives any right of subrogation that it may have against MAYO Indemnitees resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees) and expenses for which COMPANY is obligated to indemnify, defend and hold MAYO Indemnitees harmless under this Agreement.

9.06        PROHIBITION AGAINST INCONSISTENT STATEMENTS. COMPANY shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement. COMPANY shall not settle any matter that will incur liability for MAYO or require MAYO to make any admission of liability without MAYO’s prior written consent.

License Agreement	page 10 of 13

Article 10.00 - Term and Termination

10.01      TERM. This Agreement will expire at the end of the Term, unless previously terminated under the terms of this Agreement. Contingent on COMPANY’s compliance with all of its obligations under this Agreement, after expiration of COMPANY’s obligation to pay Earned Royalties in accordance with Section 3.03 (Earned Royalties) of this Agreement, COMPANY shall have a fully-paid up license.

10.02      TERMINATION FOR BREACH.         If COMPANY commits a material breach of this Agreement, including without limitation, the failure to make any required report, royalty or fee payments hereunder or under any research agreement or clinical trial agreement related to this Agreement, MAYO will notify COMPANY in writing of such breach and COMPANY will have [***] after such notice to cure such breach to MAYO’s satisfaction. If COMPANY fails to cure such breach, MAYO may, at its sole discretion, terminate this Agreement in whole or in part by sending COMPANY written notice of termination.

10.03      TERMINATION FOR SUIT. MAYO does not license to entities that bring suit against MAYO or its Affiliates and as such, MAYO may immediately terminate this Agreement if COMPANY or any Sublicensee directly or indirectly brings any action or proceeding against MAYO or its Affiliates, except for an uncured material breach of this Agreement by MAYO.

10.04      INSOLVENCY OF COMPANY. This Agreement terminates immediately without an obligation of notice of termination to COMPANY if COMPANY ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

10.05      SURVIVAL. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. After the Term or upon earlier termination of this Agreement, all rights granted by MAYO herein shall immediately revert to MAYO and any license granted shall terminate. Upon expiration or termination of this Agreement, all Confidential Information of a Party shall be returned or destruction certified, at the disclosing Party’s election. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Sections 4.02 (Accounting), 9.05 (Indemnification and Insurance), 10.05 (Survival), and Articles 7 (Use of Name), 8 (Confidentiality), and 11 (General Provisions). COMPANY, on behalf of itself and any of its Sublicensees, shall provide an accounting for and pay, within [***] of termination or expiration, all amounts due hereunder.

Article 11.00 - General Provisions

11.01      AMENDMENTS. This Agreement may not be amended or modified except by a writing signed by both Parties and identified as an amendment to this Agreement.

11.02      CONSTRUCTION. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either Party.

11.03      ENTIRE AGREEMENT. This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties.

11.04      EXPORT CONTROL. The Parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List. By entering into this Agreement, each Party represents and warrants that they are not located in any such country or on any such list. Each Party also agrees that they will not use any item exchanged for any purposes prohibited by United States law, including, without limitation, the development, design, manufacture or production of missiles, or nuclear, chemical or biological weapons. If either Party becomes aware of any suspected violations of this paragraph that Party will promptly inform the other Party of such suspected violations, and cooperate with one another in any subsequent investigation and defense, be they civil or criminal.

11.05      ANTI-CORRUPTION COMPLIANCE. The Parties, their Affiliates, and any Sublicensee, shall conduct themselves in an ethical, lawful, businesslike, and professional manner in their performance of this Agreement and shall comply with all applicable laws, regulations, and directives that may apply to them in the United States or elsewhere in performance of this Agreement. Without limiting the foregoing and for the avoidance of doubt, COMPANY, its Affiliates, or any Sublicensee, shall obey all applicable laws or regulations any applicable jurisdictions and shall also obey the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 USC §§ 78dd-1, et seq.) and any similar applicable anti-bribery provisions, laws or regulations (collectively, the “Legal Compliance Obligation”). Each Party shall reasonably assist the other Party to assure such compliance at all times during the term of this Agreement. COMPANY’s, its Affiliates’, or any Sublicensee’s failure to adhere to the Legal Compliance Obligation in this section shall be grounds for MAYO to terminate this Agreement immediately for cause.

11.06      GOVERNING LAW AND JURISDICTION. This Agreement is made and performed in Minnesota. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Minnesota law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights and Foreground Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued. This is not an Agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in Minnesota does not apply. The exclusive fora for the foregoing are state courts located in Olmsted County, Minnesota, or the federal court for the District of Minnesota unless such action cannot by law be brought in such forum, in which case the venue required by law shall govern. COMPANY agrees unconditionally that it is personally subject to the jurisdiction of such courts.

11.07      HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.

License Agreement	page 11 of 13

11.08      INDEPENDENT CONTRACTORS. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. Neither Party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease, or equity relationship, expressly or by implication, between the Parties.

11.09      INDUCEMENT OF REFERRALS. It is not the purpose of this Agreement or the intent of the Parties to induce or encourage the referral of patients, and there is no requirement under this Agreement or under any other Agreement between the Parties that COMPANY or its staff refer patients to MAYO for products or services. No payment made under this Agreement is made in return for the referral of patients, or is made in return for the purchasing, leasing, or ordering of any products or services.

11.10      LIMITATION OF RIGHTS CREATED. This Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.11      NO ASSIGNMENT. Neither Party may assign its rights hereunder to any third party without the prior written consent of the other Party; provided, that a Party may assign its rights without the prior written consent of the other Party to any affiliate or other entity that controls, is controlled by or is under common control with such Party; and further provided that such consent will not be unreasonably withheld. Any purported assignment in violation of this clause is void. Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.

11.12      NOTICES. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

To MAYO:       Mayo Foundation for Medical Education and Research

Mayo Clinic Ventures – BB4

200 First Street SW

Rochester, Minnesota 55905-0001

Attn: Ventures Operations

Phone: [***]

Facsimile: [***]

Email: [***]

Fed Tax ID: [***]

Financial Related Notices: [***]

To Viewpoint Molecular Targeting, Inc. dba Perspective Therapeutics:

Fed Tax ID: [***]

Legal Contact:

Viewpoint Molecular Targeting, Inc. Dba Perspective Therapeutics

Attn: Legal Department

2500 Crosspark Road, E116

Coralville, IA 52241

Phone: [***]

Email: [***]

Invoicing Contact:

Viewpoint Molecular Targeting, Inc. Dba Perspective Therapeutics

Attn: Finance Department

500 Crosspark Road, E116

Coralville, IA 52241

Phone: [***]

Email: [***]

Any notices required or permitted under this Agreement will be in writing, will specifically refer to this Agreement, and will be sent by hand, recognized national overnight courier, email, or certified mail, postage prepaid, return receipt requested, to the addresses set forth herein. Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Either Party may change its address or facsimile number by giving written notice in compliance with this section.

License Agreement	page 12 of 13

11.13        REGISTRATION OF LICENSES. COMPANY will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

11.14        RESEARCH AND CLINICAL TRIALS. The Parties acknowledge that any COMPANY-sponsored research or clinical trial at MAYO related to this Agreement will be subject to a separate agreement consisting of a defined protocol, associated budget, and any terms and conditions that may be required by law or MAYO policy, but will be governed by the intellectual property provisions of this Agreement.

11.15        SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

11.16        WAIVER. The failure of either Party to complain of any default by the other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

This Agreement may be executed in any number of counterparts which, when taken together, will constitute an original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original. Each Party hereto consents to be bound by photocopy, facsimile, or electronic signatures of such Party’s authorized representative hereto.

Mayo Foundation for Medical		Perspective Therapeutics, Inc.
Education and Research

By	/s/ Julie A. Henry	By	/s/ Johan T. Spoor
Name:	Julie A. Henry	Name:	Johan T. Spoor
Title:	Chair, Business Development	Title:	Chief Executive Officer

Date:	December 31, 2023	Date:	December 31, 2023

License Agreement	page 13 of 13

Exhibit A

Development Plan

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